EXHIBIT (a)(1)(B)

July 19, 2002

MULTILINK TECHNOLOGY CORPORATION

ELECTION FORM
PURSUANT TO THE OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS TO PURCHASE SHARES
OF CLASS A COMMON STOCK OF MULTILINK TECHNOLOGY CORPORATION
HAVING AN EXERCISE PRICE PER SHARE OF
$1.35 OR MORE FOR NEW OPTIONS

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 12:00 MIDNIGHT, EASTERN TIME, ON AUGUST 30, 2002,
UNLESS THE OFFER IS EXTENDED BY MULTILINK TECHNOLOGY CORPORATION

To: Multilink Technology Corporation
Attention: Stock Administration
300 Atrium Drive
Somerset, NJ 08873
Telephone: (732) 537-3771
Facsimile: (732) 537-3727

Delivery of this Election Form to an address other than as set forth above or transmission via facsimile to a number other than as set forth above or transmission via e-mail will not constitute a valid delivery.

Pursuant to the terms and subject to the conditions of the Offer to Exchange dated June 24, 2002, as amended and restated on July 19, 2002, and this Election Form, I hereby tender the following options to purchase shares (“Option Shares”) of Class A common stock (the “Common Stock”), of Multilink Technology Corporation (the “Company”) outstanding under the Multilink Technology Corporation 2000 Stock Incentive Plan (the “2000 Incentive Plan”), the Multilink Technology Corporation 1999 Stock Option Plan (the “1999 Option Plan”), and/or the Multilink Technology Corporation 1998 Stock Option Plan (the “1998 Option Plan”, each, a “Plan,” and together, the “Plans”), having an exercise price per share of $1.35 or more.

To view a list of all your outstanding options, you can access your AST StockPlan stock option account at http://www.aststockplan.com or contact Multilink Stock Administration at (732) 537-3771 and request a personnel option status report (to validly tender such options or portions thereof you must mark one of the boxes below and complete the table on page 2 in accordance with Instructions 2 and 3 hereof):

☐	All of my eligible option grants as provided below; or

☐	The following eligible option grants (in whole Option Shares) as provided below:

Please mark one of the boxes below to indicate whether this is the only Election Form you are filing or whether this is an amendment to and Election Form that was previously submitted.

☐	This is not an amendment.

☐	This is an amendment.

Grant Number	Grant Date of Option (1)	Exercise Price of Option	Number of Option Shares to be Tendered (must be in whole option shares) (2)

(1)	List each option grant on a separate line even if more than one grant was made on the same grant date.
(2)
If you are tendering any options subject to a specific grant, you must tender all of the options subject to that grant that remain outstanding. In addition, if you tender any option grants for exchange, you must also tender for exchange all option grants that you received on or after December 24, 2001.

To Multilink Technology Corporation:

Upon the terms and subject to the conditions set forth in the Offer to Exchange dated June 24, 2002, as amended and restated on July 19, 2002 (the “Offer to Exchange”), the receipt of which I hereby acknowledge, and in this Election Form (this “Election Form,” which together with the Offer to Exchange, as they may be amended from time to time, constitute the “Offer”), I, the undersigned, hereby tender to Multilink Technology Corporation, a California corporation (the “Company”), the Option Shares specified by the marked box on page 1 and the table on page 2 of this Election Form (the “Tendered Options”) in exchange for a grant, to be made subject to the terms and conditions set forth in the Offer, of new options exercisable for a number of shares of Class A common stock equal to the number of shares of Class A common stock subject to the exchanged options, subject to adjustments for any stock splits, stock dividends and similar events (the “New Options”). All New Options will be subject to the terms and conditions of the 2000 Stock Incentive Plan and to new option agreements between the Company and me.

Subject to, and effective upon, the Company’s acceptance for exchange of the Tendered Options in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), I hereby sell, assign and transfer to, or upon the order of, the Company all rights, title and interest in and to the Tendered Options.

I hereby represent and warrant that I have full power and authority to tender the Tendered Options and that, when and to the extent the Tendered Options are accepted for exchange by the Company, the Tendered Options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof (other than pursuant to the applicable option agreement) and the Tendered Options will not be subject to any adverse claims. Upon request of the Company, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of the Tendered Options pursuant to the Offer.

I have provided below the name of the registered holder of the Tendered Options as it appears on the option agreement or agreements representing the Tendered Options and the social security number of that registered holder. In the appropriate box on page 1 of this Election Form, I have indicated that I am (1) tendering all of my eligible option grants or (2) certain of my eligible option grants, and, in each case, I have listed in the table on page 2 for each Tendered Option: the grant number of the Tendered Option, the grant date and exercise price of the Tendered Option and the number of Option Shares to be tendered.

I understand and acknowledge that:

1.    I may tender my options outstanding under the Plans having an exercise price per share of $1.35 or more. I understand that I am not required to tender any of such options. However, if I choose to tender any options, I must tender all or none of the shares subject to that grant that remain outstanding (no partial tenders of any option grants will be accepted). In addition, if I choose to tender any options, I must also tender all options I received on or after December 24, 2001.

2.    All Tendered Options properly tendered prior to 12:00 Midnight, Eastern Time, on August 30, 2002 (the “Expiration Date”), or on such other date to which the Company has extended the Offer, if not properly withdrawn prior to the Expiration Date, as it may be extended, will be exchanged for New Options, upon the terms and subject to the conditions of the Offer.

3.    Upon the Company’s acceptance of the Tendered Options for exchange, I understand and hereby agree that the option agreement or agreements to which the Tendered Options are subject will be terminated, and the options thereunder will be canceled. All New Options will be subject to the terms and conditions of the 2000 Stock Incentive Plan and the terms of a new option agreement between the Company and me, a copy of which I will receive after the New Options are granted. I understand that the terms and conditions of the 2000 Stock Incentive Plan and the new option agreement to be entered into between the Company and me with respect to the New Options may contain terms and conditions that are different from, and may be less advantageous to me than, the terms and conditions of the Plan and the option agreement under which the Tendered Options were granted.

4.    The New Options will not be granted until the first business day that is at least six months and one day after the date the Company accepts for exchange and cancels the Tendered Options and will have (a) an exercise price equal to 100% of the fair market value of the Company’s common stock on that grant date, as determined by the last reported sale price of the Company’s Common Stock on the NASDAQ National Market on such date (provided that the Company’s Common Stock is quoted on the NASDAQ National Market on such date), and (b) a vesting schedule that is carried over from the Tendered Options.

5.    I must be an employee of the Company or one of its subsidiaries from the date I tender the Tendered Options through the date the New Options are granted in order to receive the New Options, and, if for any reason I do not remain an employee during that time period, I will not receive New Options, or any other consideration, for the Tendered Options.

6.    By tendering the Tendered Options pursuant to the procedure described in Section 3 of the Offer to Exchange and in the instructions to this Election Form, I accept the terms and conditions of the Offer. The Company’s acceptance for exchange of the Tendered Options will constitute a binding agreement between the Company and me upon the terms and subject to the conditions of the Offer.

7.    Under certain circumstances set forth in the Offer to Exchange, the Company may terminate or amend the Offer and postpone its acceptance and cancellation of any Tendered Options, and, in any such event, the Tendered Options delivered herewith but not accepted for exchange will be returned to me at the address indicated below.

8.    I understand that once the Company accepts the Tendered Options for exchange, I will no longer have any rights under the Tendered Options or the related option agreement(s), which option agreement(s) shall be terminated upon cancellation of the Tendered Options. I understand that in the event of a merger or similar transaction, the Company has reserved the right to take any actions it deems necessary or appropriate to complete a transaction that the board of directors of the Company believes is in the best interest of the Company and its shareholders, which could include terminating any right to receive New Options or any other consideration for the Tendered Options.

9.    All options that I choose not to tender for exchange or that are not accepted for exchange, assuming they are not required to be tendered for exchange as described in clause 1 above, shall remain outstanding and retain their current exercise price and vesting schedule.

10.    I understand that the public trading price of the Common Stock will vary from time to time after the Offer expires such that the public trading price of the Common Stock could at some time in the future exceed the exercise price of the Tendered Options. By tendering the Tendered Options, I agree to hold the Company harmless for any perceived loss as a result of variations in the public trading price of the Common Stock, from time to time, after the expiration of the Offer.

11.    The Company has advised me to consult with my own accounting, investment, legal and tax advisors as to the consequences of participating or not participating in the Offer.

12.    I understand that even if my Tendered Options accepted for exchange qualified as incentive stock options under the U.S. Internal Revenue Code, the New Options I receive will be non-statutory stock options and will not qualify as incentive stock options under the U.S. Internal Revenue Code.

13.    I have read, and I understand and agree to all of the terms and conditions of the Offer.

All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer, this tender is irrevocable.

I understand and acknowledge that the Offer is not being made to (nor will tenders of options be accepted from or on behalf of) holders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, I must set forth the signer’s full title and include with this Election Form proper evidence of the authority of such person to act in such capacity.

SIGNATURE OF OWNER _________________________________

(Signature of Holder or Authorized Signatory—See Instructions 1 and 4 hereof)

Date:                , 2002

Please Print Clearly:
Name:

Capacity:

Address:

Telephone No. (with area code):
Tax ID/Social Security No.:

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.    Delivery of Election Form.    A properly completed and duly executed original of this Election Form (or a facsimile thereof), and any other documents required by this Election Form, must be received by the Company at its address set forth on the front cover of this Election Form on or before the Expiration Date.

The method by which you deliver any required documents is at your option and risk, and delivery will be deemed made only when actually received by the Company. If you elect to deliver your documents by mail, the Company recommends that you use registered mail with return receipt requested. E-mail delivery will not be accepted. In all cases, you should allow sufficient time to ensure timely delivery.

Tenders of options made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, as it may be extended by the Company pursuant to the terms of the Offer. In addition, if the Company has not yet accepted your Tendered Options before 12:00 Midnight, Eastern Time, on August 30, 2002, you may withdraw your Tendered Options at any time thereafter. To withdraw Tendered Options you must deliver a written notice of withdrawal, or a facsimile thereof, with the required information to the Company while you still have the right to withdraw the Tendered Options. Delivery by e-mail will not be accepted. Withdrawals may not be rescinded and any Tendered Options withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless such withdrawn Tendered Options are properly re-tendered prior to the Expiration Date by following the procedures described above.

The Company will not accept any alternative, conditional or contingent tenders. All tendering option holders, by execution of this Election Form (or a facsimile of it), waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer to Exchange.

2.    Inadequate Space.    If the space provided herein is inadequate, the information required to complete the table on page 2 of this Election Form regarding the options to be tendered should be provided on a separate schedule attached hereto.

3.    Tenders.    If you intend to tender options pursuant to the Offer, you must mark one of the boxes on page 1 and complete the table on page 2 of this Election Form by providing the following information for each option that you intend to tender: grant number, grant date, exercise price and number of Option Shares you are tendering. If you elect to tender any options under an individual option grant, then you must tender all outstanding options under that individual option grant that remain outstanding. If you tender any option grants, you must tender all option grants you received on or after December 24, 2001.

4.    Signatures on this Election Form.    If this Election Form is signed by the registered holder of the Tendered Options, the signature should correspond with the name as written on the face of the option agreement or agreements to which the Tendered Options are subject without alteration, enlargement or any change whatsoever.

If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted with this Election Form.

5.    Requests for Assistance or Additional Copies.    Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Election Form may be directed to Stock Administration, at the address and telephone number given on the front cover of this Election Form. Copies will be furnished at the Company’s expense.

6.    Irregularities.    All questions as to the number of Option Shares subject to options to be accepted for exchange, and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of options will be determined by the Company in its discretion, which determinations shall be final and binding on all parties. The Company reserves the right to reject any or all tenders of options the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular options, and the Company’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.

IMPORTANT: To accept the Offer, this Election Form (or a facsimile copy thereof), together will all other required documents, must be received by the Company on or prior to the Expiration Date. You must deliver a properly executed paper copy or facsimile copy of the documents. E-mail delivery will not be accepted.

7.    Important Tax Information.    You should refer to Section 13 of the Offer to Exchange, which contains important tax information, before deciding to tender any options. If you are an employee based outside the United States, the treatment of the exchange under the laws of the country in which you live and work may be different from the treatment of the exchange for U.S. federal income tax purposes. If you are an employee based outside the United States, you should refer to Schedule B of the Offer to Exchange, which may contain important tax information applicable to you.

The Company recommends that you consult with your own tax advisor to determine the tax consequences of the Offer to you under the laws of the country in which you live and work.